Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

CLEANCORE SOLUTIONS, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value	(1)	457(a)	10,521,218	$0.30	$3,156,365.40	0.0001381	$435.90

Total Offering Amounts:						$3,156,365.40		435.90
Total Fee Offsets:								0.00
Net Fee Due:								$435.90

__________________________________________
Offering Note(s)

(1)	Represents additional shares of common stock reserved for issuance pursuant to future awards under the Registrant’s 2022 Equity Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement covers any additional shares of the Registrant’s common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of common stock. The Proposed Maximum Offering Price Per Unit was estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock reported on NYSE American on March 9, 2026.